Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Mike Harlan President and CEO Phone: 973-602-1001
BREEZE-EASTERN REPORTS FISCAL 2011 THIRD QUARTER
AND YEAR TO DATE RESULTS
Whippany, New Jersey — February 3, 2011 — Breeze-Eastern Corporation (NYSE Amex: BZC) today reported its Fiscal 2011 third quarter financial results.
•	Net sales: $19.6 million, versus $21.2 million for the Fiscal 2010 third quarter.
•	Net income: $1.0 million or $0.10 per diluted share, versus $1.9 million, or $0.20 per diluted share, in the Fiscal 2010 third quarter.
•	Adjusted EBITDA, a “Non-GAAP Financial Measure” described in this press release: $2.3 million, versus $3.9 million in the Fiscal 2010thirdquarter.
•	Total debt: $13.1 million, $2.5 million lower than three months ago, and $8.4 million lower than a year ago.
•	Bookings: $15.8 million, versus $11.9 million in the Fiscal 2010 third quarter. The book-to-bill ratio for the Fiscal 2011 third quarter was 0.8.
For the Fiscal first nine months, the financial results follow.
•	Net sales: $51.3 million, versus $50.9 million for the Fiscal 2010 first nine months.
•	Net income: $2.2 million, or $0.23 per diluted share, versus $2.9 million, or $0.31 per diluted share, in the Fiscal 2010 first nine months.
•	Adjusted EBITDA, a “Non-GAAP Financial Measure” described in this press release: $6.2 million, versus $7.1 million in the Fiscal 2010 first nine months.
•	Bookings: $53.9 million, versus $46.5 million in the Fiscal 2010 first nine months. The book-to-bill ratio for the Fiscal 2011 first nine months was 1.1.
Mike Harlan, President and Chief Executive Officer, said, “Our fiscal third quarter financial performance was impacted by a combination of factors. While our backlog has continued to be strong, our third quarter shipments were reduced by complications in implementing an information technology project and by supply chain quality issues. During this quarter, we also had higher legal costs due to the extended labor negotiations and transition costs from ongoing information technology projects; the combination of lower sales and higher SG&A costs resulted in lower earnings per share and Adjusted EBITDA for our third quarter compared with the same quarter last year. These third quarter results also made our nine month cumulative net income and Adjusted EBITDA lower than the same period last fiscal year. After comparatively good first half earnings and Adjusted EBITDA, we are disappointed to have to report these results.”
35 Melanie Lane • Whippany • New Jersey 07981
Tel: (973) 602-1001 • Fax: (973) 739-9333 • www.breeze-eastern.com

Breeze-Eastern Corporation – February 3, 2011 Fiscal 2011 Third Quarter Earnings Release	Page 2 of 5
Mr. Harlan continued, “On the other hand, our bookings continue to be higher than last year, benefiting from higher U.S. Government spare parts orders, and our balance sheet and cash flow continue to be strong. Inventory of $18.1 million is$7.6 million lower than last year, and total debt of $13.1 million is $8.4 million lower than a year ago. Our debt net of cash is now less than $10 million, down substantially from previously being over $60 million. Our significantly-reduced debt reflects our strong cash flow as we made three debt principal pre-payments in the quarter.”
Mr. Harlan continued, “Looking ahead, we expect strong shipments over the final quarter of our Fiscal 2011 and continued year/year sales growth in our Fiscal 2012, with some initial production revenues from our new product development programs. While we will continue to invest heavily in engineering in Fiscal 2012, we are making significant progress on our new product development programs in Fiscal 2011 and will complete several of these programs in Fiscal 2012. Over the next several years, we expect these programs to grow to more than $20 million of additional sales per year. Over time, we expect our engineering costs to return to more traditional levels and we expect the combination of top line growth and SG&A reduction to support strong Adjusted EBITDA growth in the future.”
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The Company will conduct a conference call at 11:00 a.m. EDT on Thursday, February 3, 2011 with the following numbers: (866) 730-5764 or (857) 350-1588 and passcode 10200667.
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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company, which employs approximately 170 people at its facilities in Whippany, New Jersey, reported sales of $69.0 million for the Fiscal year ended March 31, 2010.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Breeze-Eastern Corporation – February 3, 2011 Fiscal 2011 Third Quarter Earnings Release	Page 3 of 5
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and nine months ended December 31, 2010 is shown in the tables below.
INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our future operating performance, financial results, events, trends and plans. All statements in this news release other than statements of historical facts are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to competition from other companies; changes in applicable laws, rules, and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; changes in our sales strategy and product development plans; changes in the marketplace; developments in environmental proceedings that we are involved in; continued services of our executive management team; status of labor relations; competitive pricing pressures; market acceptance of our products under development; delays in the development of products; determination by us to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and other filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation – February 3, 2011
Fiscal 2011 Third Quarter Earnings Release	Page 4 of 5
BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/31/10	12/27/09	12/31/10	12/27/09
Net sales	$19,614	$21,168	$51,260	$50,938
Cost of sales	12,339	13,159	31,676	31,732

Gross profit	7,275	8,009	19,584	19,206

Selling, general, and administrative expenses	5,434	4,522	14,880	13,194
Relocation expense	—	14	211	203

Operating income	1,841	3,473	4,493	5,809

Interest expense	167	213	550	676
Other expense-net	31	58	176	186

Income before income taxes	1,643	3,202	3,767	4,947

Provision for income taxes	690	1,345	1,582	2,078

Net income	$953	$1,857	$2,185	$2,869

Basic earnings per share:	$0.10	$0.20	$0.23	$0.31

Diluted earnings per share:	$0.10	$0.20	$0.23	$0.31

Weighted average basic shares	9,429,000	9,400,000	9,409,000	9,385,000
Weighted average diluted shares	9,464,000	9,404,000	9,430,000	9,393,000
BALANCE SHEET INFORMATION
(In Thousands of Dollars)

	12/31/10	3/31/10
Current assets	$42,400	$39,851
Fixed assets — net	8,410	9,575
Other assets	26,087	26,682

Total assets	$76,897	$76,108

Current portion of long-term debt and short term borrowings	$822	$3,286
Other current liabilities	14,413	11,377

Total current liabilities	15,235	14,663
Long-term debt	12,321	14,786
Other non-current liabilities	18,946	18,839
Stockholders’ equity	30,395	27,820

Total liabilities and stockholders’ equity	$76,897	$76,108

Breeze-Eastern Corporation – February 3, 2011 Fiscal 2011 Third Quarter Earnings Release	Page 5 of 5
Reconciliation of Reported Income to Adjusted EBITDA
(In Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	12/31/10	12/27/09	12/31/10	12/27/09
Net sales	$19,614	$21,168	$51,260	$50,938
Cost of sales	12,339	13,159	31,676	31,732

Gross Profit	7,275	8,009	19,584	19,206

Selling, general and administrative expenses	5,434	4,522	14,880	13,194
Relocation expense	—	14	211	203

Operating income	1,841	3,473	4,493	5,809

Add back: Depreciation and amortization	472	385	1,470	1,125
Relocation expense	—	14	211	203

Adjusted EBITDA	$2,313	$3,872	$6,174	$7,137

Net income	$953	$1,857	$2,185	$2,869
Provision for income taxes	690	1,345	1,582	2,078
Depreciation and amortization	472	385	1,470	1,125
Relocation expense	—	14	211	203
Interest expense	167	213	550	676
Other expense-net	31	58	176	186

Adjusted EBITDA	$2,313	$3,872	$6,174	$7,137

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